EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Returns to Profitability in 2006

Revenues increase 17 percent in 2006 compared to 2005;
Recent transactions provide platform for future growth

ATLANTA, GA… (February 20, 2007)… CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that revenues for the fourth quarter of 2006 increased 17 percent to $21.1 million compared to $18.0 million in the fourth quarter of 2005. Net loss in the fourth quarter of 2006 was ($50,000), and ($0.01) per basic and fully diluted common share, compared to a net loss of ($681,000), and ($0.04) per basic and fully diluted common share, in the fourth quarter of 2005.

The fourth quarter of 2006 included a non-cash charge of $2.8 million and a net gain of $2.6 million, (comprised of a non-cash gain of $2.9 million offset by approximately $300,000 in transaction costs), related to the Company’s exit from orthopedic tissue processing, a $751,000 charge for stock-based compensation, and benefits related to the adjustment of reserves for product liability and other legal losses of $333,000. The fourth quarter of 2005 included benefits related to the adjustment of reserves for product liability and other legal losses of $683,000, a $118,000 charge for stock-based compensation and a non-cash gain for the change in value of the derivative related to the Company’s six percent convertible preferred stock of $512,000.

Revenues for the full year of 2006 increased 17 percent to $81.3 million compared to $69.3 million for the full year of 2005. Net income in the full year of 2006 was $365,000, with a net loss of ($0.02) per basic and fully diluted common share, compared to a net loss of ($19.5) million, and ($0.85) per basic and fully diluted common share, in the full year of 2005. The net loss of ($0.02) per share in 2006 results primarily from dividends related to the Company’s convertible preferred stock.

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The full year of 2006 included a non-cash charge of $2.8 million and a net gain of $2.6 million, (comprised of a non-cash gain of $2.9 million offset by approximately $300,000 in transaction costs), related to the Company’s exit from orthopedic tissue processing, a net $2.1 million gain related to the settlement of insurance coverage disputes, a $1.6 million charge for stock-based compensation, a $784,000 gain related to the adjustment of reserves for product liability losses, and a $448,000 charge related to post-employment benefits. The full year of 2005 included an $11.6 million charge for the settlement of the shareholder class action lawsuit, an $851,000 charge related to post-employment benefits, a $285,000 charge for stock-based compensation and a $961,000 benefit related to the adjustment of reserves for product liability and other legal losses.

Steven G. Anderson, president and chief executive officer of CryoLife, Inc., stated, “Our return to profitability in 2006 reflects the ongoing recovery of the Company. The recent announcements concerning agreements with Regeneration Technologies, the Cleveland Clinic and MAST BioSurgery reflect the continued implementation of our strategic initiatives outlined during late 2006.”

BioGlue® revenues were $10.5 million for the fourth quarter of 2006 compared to $9.6 million in the fourth quarter of 2005, an increase of nine percent. U. S. BioGlue revenues were $7.7 million and $7.2 million in the fourth quarter of 2006 and 2005, respectively. International BioGlue revenues were $2.8 million and $2.4 million in the fourth quarter of 2006 and 2005, respectively.

BioGlue revenues were $40.0 million for the full year of 2006 compared to $38.0 million in the full year of 2005, an increase of five percent. U.S. BioGlue revenues were $29.8 million and $28.7 million in the full year of 2006 and 2005, respectively. International BioGlue revenues were $10.2 million and $9.3 million in the full year of 2006 and 2005, respectively.

Tissue processing revenues in the fourth quarter of 2006 increased 27 percent to $10.2 million compared to $8.1 million in the fourth quarter of 2005. Tissue processing revenues for the full year of 2006 increased 32 percent to $40.1 million compared to $30.3 million in the full year of 2005. In addition to increases in tissue prices, the growth in tissue processing revenues was primarily due to an increase in unit shipments resulting from an increase in tissue procurement and an improvement in processing yields.

Total product and tissue processing gross margins were 47 percent in the fourth quarter of 2006 compared to 54 percent in the fourth quarter of 2005. Tissue processing gross margins in the fourth quarter of 2006 were 10 percent compared to 21 percent in the fourth quarter of 2005. Excluding a non-cash charge of $2.8 million related to the Company’s exit from orthopedic tissue processing, total product and tissue processing gross margins were 60 percent and tissue processing gross margins were 37 percent in the fourth quarter of 2006. See attached schedule for a reconciliation of these numbers.

Total product and tissue processing gross margins were 54 percent in the full year of 2006 compared to 53 percent in the full year of 2005. Tissue processing gross margins in the full year of 2006 were 25 percent compared to 20 percent in the first year of 2005. Excluding a non-cash charge of $2.8 million related to the Company’s exit from orthopedic activities, total product and tissue processing gross margins were 57 percent and tissue processing gross margins were 32 percent for the full year of 2006. See attached schedule for a reconciliation of these numbers. Tissue processing gross margins improved in 2006 compared to 2005, primarily as a result of price increases and improved tissue processing yields, as well as an increase in the number of tissues processed.

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General, administrative, and marketing expenses in the fourth quarter of 2006 were $11.4 million compared to $10.5 million in the fourth quarter of 2005. General, administrative, and marketing expenses in the fourth quarter of 2006 included a $751,000 charge for stock-based compensation and a $333,000 gain related to the adjustment of reserves for product liability and other legal losses. General, administrative, and marketing expenses in the fourth quarter of 2005 included a $683,000 gain related to the adjustment of reserves for product liability and other legal losses and a $118,000 charge for stock-based compensation.

General, administrative, and marketing expenses in the full year of 2006 were $41.5 million compared to $53.2 million in the full year of 2005. General, administrative, and marketing expenses for the full year of 2006 included a net $2.1 million gain from the settlement of insurance coverage disputes, a $1.6 million charge for stock based compensation, a $784,000 gain related to the adjustment of reserves for product liability losses, and a $448,000 charge related to post employment benefits. General, administrative, and marketing for the full year of 2005 included an $11.6 million charge for the settlement of the shareholder class action lawsuit, an $851,000 charge related to post-employment benefits, a $285,000 charge for stock-based compensation and a $961,000 benefit related to the adjustment of reserves for product liability and other legal losses.

R&D expenses were $975,000 and $980,000 in the fourth quarters of 2006 and 2005, respectively. R&D expenses were $3.5 million and $3.7 million in the full year of 2006 and 2005, respectively.

As of February 16, 2007, the Company had $9.3 million in cash, cash equivalents, marketable securities (at market), and restricted securities.

2007 Guidance

The Company expects annual product and tissue processing revenues for the full year of 2007 to be between $89.0 million and $92.0 million, exceeding the company’s previous record of $87.7 million recorded in 2002. The Company expects tissue processing revenues between $45.0 million and $47.0 million, and BioGlue revenues between $43.0 million and $44.0 million for the full year of 2007.

The Company expects continuing improvements in its gross margins for the full year of 2007. The Company believes that with more of its tissue processing revenues being generated from cardiac and vascular tissue shipments versus orthopedic tissue shipments, gross margins should improve.

The Company expects general, administrative and marketing expenses of between $45.0 million and $48.0 million, and research and development expenses of between $4.0 million and $5.0 million, for the full year of 2007.

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Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast at 10:00 a.m. Eastern Time, February 20, 2007, to discuss fourth quarter and full year 2006 financial results, followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available February 20 - 28, 2007 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 230323.

The live webcast and replay, as well as a copy of this press release, can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding anticipated revenues, expenses and gross margin improvements for 2007 and future growth and financial improvement. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company’s recently announced strategic directives may not generate anticipated revenue and earnings growth, the RTI exchange and service agreement may not result in some or all of the positive benefits anticipated, that sources of cardiovascular and vascular tissue procurement for RTI may choose not to make that tissue available to the Company or may not be able to meet the Company's tissue processing standards, or the Company may otherwise be unable to replace the orthopedic revenues that it expects to decrease as a result of the RTI agreement with cardiovascular or vascular revenues, that expected cost savings and synergies from the RTI agreement may not occur when and as anticipated, the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company’s SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Products	$10,729	$9,830	$41,037	$38,932
Human tissue preservation services	10,239	8,088	40,078	30,307
Research grants	122	43	196	43
Total revenues	21,090	17,961	81,311	69,282

Costs and expenses:
Products	1,882	1,930	7,463	8,065
Human tissue preservation services	9,207	6,373	29,958	24,357
General, administrative, and marketing	11,439	10,499	41,545	53,225
Gain on exit activities	(2,620)	--	(2,620)	--
Research and development	975	980	3,547	3,724
Interest expense	153	126	657	346
Interest income	(105)	(123)	(409)	(531)
Change in valuation of derivative	10	(512)	121	(140)
Other expense, net	51	(13)	399	199
Total costs and expenses	20,992	19,260	80,661	89,245

Earnings (loss) before income taxes	98	(1,299)	650	(19,963)
Income tax expense (benefit)	148	(618)	285	(428)
Net (loss) income	$(50)	$(681)	$365	$(19,535)

Effect of preferred stock	(243)	(244)	(973)	(777)
Net loss applicable to common shares	$(293)	$(925)	$(608)	$(20,312)

Loss per common share:
Basic	$(0.01)	$(0.04)	$(0.02)	$(0.85)
Diluted	$(0.01)	$(0.04)	$(0.02)	$(0.85)

Weighted average common shares outstanding:
Basic	24,904	24,314	24,829	23,959
Diluted	24,904	26,755	24,829	23,959

Revenues from:
BioGlue	$10,491	$9,645	$40,025	$37,985
Bioprosthetic devices	238	185	1,012	947
Total products	10,729	9,830	41,037	38,932

Cardiovascular	4,438	3,355	15,988	13,762
Vascular	3,890	3,172	16,956	11,453
Orthopaedic	1,911	1,561	7,134	5,092
Total preservation services	10,239	8,088	40,078	30,307

Other	122	43	196	43
Total revenues	$21,090	$17,961	$81,311	$69,282

Domestic revenues	$17,970	$15,275	$69,467	$58,869
International revenues	3,120	2,686	11,844	10,413
Total revenues	$21,090	$17,961	$81,311	$69,282

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CRYOLIFE, INC.
Financial Highlights
(In thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)

Cash and cash equivalents, marketable securities,	$8,669	$12,159
at market, and restricted securities
Trade receivables, net	12,553	10,153
Other receivables	1,403	1,934
Deferred preservation costs, net	19,278	13,959
Inventories	5,153	4,609
Total assets	79,865	76,809
Shareholders’ equity	52,088	50,621

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CRYOLIFE, INC.
Unaudited Reconciliation of Adjusted Gross Margin
(In thousands, except percent data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	Amount	Percentage	Amount	Percentage
	in Dollars	of Revenue	in Dollars	of Revenue

Total product and human tissue preservation services:
Revenue	$20,968		$81,115
Cost	(11,089)		(37,421)
Gross margin	$9,879	47%	$43,694	54%

Adjustments to gross margin:
Loss on exit activities	2,779	13%	2,779	3%

Adjusted gross margin	$12,658	60%	$46,473	57%

Human tissue preservation services:
Revenue	$10,239		$40,078
Cost	(9,207)		(29,958)
Gross margin	$1,032	10%	$10,120	25%

Adjustments to gross margin:
Loss on exit activities	2,779	27%	2,779	7%

Adjusted gross margin	$3,811	37%	$12,899	32%

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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